Exhibit 10.1

MASTER LOAN AGREEMENT

by and among

REG NEWTON, LLC,

An Iowa limited liability company

and

AGSTAR FINANCIAL SERVICES, PCA

dated

as of

March 8, 2010

i

ii

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(d)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(l)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(o)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates
Schedule 5.02(l)	Management Fees and Compensation

Exhibit A	Compliance Certificate

iii

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT (this “Agreement”), dated as of March 8, 2010, between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and REG NEWTON, LLC, an Iowa limited liability company (the “Borrower”).

RECITALS

A. The Borrower has requested the Lender extend to the Borrower various credit facilities for the purposes of the Acquisition and operating a biodiesel production facility located in or near Newton, Iowa (the “Plant”).

B. Lender has agreed to make such loans to the Borrower on the term and conditions contained in this Agreement and the related documents.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to the Borrower, Lender and the Borrower agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. All capitalized terms used in this Agreement and in the Supplements shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Acquisition” means the acquisition of the assets of Central Iowa Energy, LLC, by the Borrower pursuant to the Acquisition Agreement and the other Acquisition Documents.

“Acquisition Advance” means the initial advance made to the Borrower for purposes of making payment to Lender on the CIE Loan.

“Acquisition Agreement” means that certain Purchase Agreement, dated as of May 8, 2009, as amended and restated as of August 7, 2009, by and among the Borrower and Central Iowa Energy, LLC, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Acquisition Documents” means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“Advances” means the Loans provided the Borrower pursuant to this Agreement and the Supplements to this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender or any Bank be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agreement” means this Agreement, as this Agreement may be amended, modified or supplemented from time to time, together with all supplements, exhibits and schedules attached to or made a part of this Agreement from time to time.

“Allowed Distributions” has the meaning specified in Section 5.02(b).

“Applicable Rate” means, in relation to any Loan which bears interest on a variable rate, the interest rate per annum which is equal to the greater of the (i) LIBOR Rate and (ii) two percent (2.0%).

“Avista” means Avista Trade OY.

“Borrower” means REG Newton, LLC, an Iowa limited liability company.

“Borrower Rights” means all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal, as may be provided by the Agricultural Credit Act of 1987, 12 U.S.C. §§ 2199-2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. §617.7000, et seq.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of the State of Minnesota, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with generally accepted accounting principles consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CIE Loan” mean that certain revolving line of credit loan dated September 26, 2006 from Lender to Central Iowa Energy, LLC.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or other indebtedness, in favor of the Lender, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever; whether created by law, contract or otherwise.

“Commitment” means the respective amounts committed to by Lender under this Agreement, the Supplements and the Notes.

“Compliance Certificate” means a certificate of the Treasurer, or any other officer reasonably acceptable to the Lender, of the Borrower, substantially in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and stating: (a) the financial statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with generally accepted accounting principles consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Current Portion of Long Term Debt” means that portion of Funded Debt payable within the twelve months prior to the date of such determination, determined in accordance with GAAP.

“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (G) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.

“Debt Service Reserve Amount” has the meaning specified in Section 2.14.

“Debt Service Reserve Account” means that certain account maintained by the Borrower for the benefit of the Lender, for the purpose set forth in Section 2.14 of this Agreement.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to five percent (5%) in excess of the then applicable rate of interest under the applicable Supplement or Note.

“Deposit Account” means all demand, times savings, passbook and similar accounts maintained by Borrower with a financial institution.

“Distribution” means any dividend, distribution, payment, or transfer of property by the Borrower to any member of the Borrower.

“Effective Date” means March 8, 2010.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.

“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (i) Net Income +/- Extraordinary Items; plus (ii) any provision for (or less any benefit from) Income Taxes included in determining such Net Income; plus (iii) Interest Expense deducted in determining such Net Income; plus (iv) amortization and depreciation expense deducted in determining such Net Income.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments in respect of

Funded Debt, the final payment in respect of the Revolving Line of Credit Loan on the Revolving Line of Credit Maturity Date; (ii) Interest Expense; (iii) any increase in Working Capital from the prior calculation of Excess Cash Flow until total Working Capital exceeds $6,000,000.00; (iv) without duplication, Maintenance Capital Expenditures in an aggregate amount not to exceed $500,000.00 per fiscal year; (v) Allowed Distributions; and (vi) funding of Debt Service Reserve Account.

“Excess Cash Flow Payment” has the meaning specified in Section 2.15.

“Excess Distributions” has the meaning specified in Section 5.02(b).

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, including, without limitation, any payments received from Avista in settlement or satisfaction of the claims asserted by Central Iowa Energy, LLC, against Avista, determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to the sum of: Current Portion of Long Term Debt + Interest Expense + Distributions + Maintenance Capital Expenditures.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.

“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, any line of credit used by Borrower for working capital purposes, all determined in accordance with GAAP applied for the period in question.

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) whether now or hereafter in existence.

“Guaranty” / “Guaranties” shall mean those guaranties given by the Guarantor, pursuant to which the Guarantor shall guarantee the prompt payment and performance of the Borrower under the Notes and this Agreement subject to the terms thereof.

“Guarantor” means REG.

“Hedging Agreement” means any interest rate swap, interest rate caps, interest rate collars or other similar agreements enabling a Person to fix or limit its interest expense or pursuant to any foreign exchange, currency hedging, commodity hedging, security hedging or other agreement enabling a Person to limit the market risk of holding currency, a security or a commodity in either the cash or futures markets.

“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.

“Intellectual Property” has the meaning specified in Section 4.01(p).

“Interest Expense” means for any period, the total interest expense of the Borrower calculated on a consolidated basis.

“Interest Period” means (for each Loan) (a) initially, the period beginning on (and including) the date on which the Loan is made and ending on (but excluding) the first day of the next calendar month thereafter; and (b) thereafter, each period commencing on the first day of each succeeding calendar month thereafter and ending on the last day of such month. Notwithstanding the foregoing: (a) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (b) other than the initial Interest Period and the final Interest Period, no Interest Period shall have a duration of less than one (1) month.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Lender” means AgStar Financial Services, PCA, and its successors and assigns.

“LIBOR Rate” (London Interbank Offered Rate) means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month preceding each Interest Period by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If a One Month LIBOR rate is not reported on the tenth day of a month, the One Month LIBOR rate reported on the first business day preceding the tenth day of the month will be used. If this index is no longer available, Lender will select a new index which is based upon comparable information.

“Loan Documents” means this Agreement, any and all Supplements to this Agreement, the Notes, the Security Agreement, the Mortgage and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by the Lender.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan/Loans” means and includes the Term Loan, the Revolving Line of Credit Loan and any other financial accommodations extended to the Borrower by the Lender pursuant to the terms of this Agreement and any Supplements.

“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.

“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.

“Maintenance Capital Expenditures” means all Capital Expenditures, not to exceed an aggregate amount of $500,000 per fiscal year, made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with GAAP.

“Material Adverse Effect” means any set of circumstances or events which: (i) has any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower; or (iii) materially impairs the ability of the Borrower to perform the obligations under the Loan Documents.

“Material Contract” means (i) any contract or any other agreement, written or oral, of the Borrower involving monetary liability of or to any such person in an amount in excess of $500,000.00 per annum; and (ii) any other contract or agreement, written or oral, of the Borrower the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower; provided, however, that any contract or agreement which is terminable by a party other than the Borrower without cause upon notice of 90 days or less shall not be considered a Material Contract.

“Maturity Date” means March 8, 2013.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Mortgage” means that certain Mortgage of even date herewith, as amended, modified or supplemented from time to time, pursuant to which a mortgage interest shall be granted by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations.

“Net Income” means net income as determined in accordance with GAAP.

“Note/Notes” means and includes the Term Note, Revolving Line of Credit Note and all other promissory notes executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement and any Supplements as the same may be amended, modified, supplemented, extended or restated from time to time.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $200,000.00 with respect to the Borrower, and with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.

“Permitted Liens” shall have the meaning ascribed to the term in Section 5.02(a).

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all inventory, farm products, accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, commodity accounts, investment property, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plant” means the biodiesel production facility owned by Borrower and located in or near Newton, Jasper County, Iowa.

“REG” means Renewable Energy Group, Inc., a Delaware corporation.

“Real Property” means that real property located in Jasper County, Iowa, owned by the Borrower, upon which the Plant is located and which is described in Schedule 3.01(d).

“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, supplements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the indebtedness.

“Revolving Loans” means the Revolving Line of Credit Loan and any other revolving loan provided by the Lender to the Borrower pursuant to the terms and conditions provided for in this Agreement and in any revolving loan supplement.

“Revolving Line of Credit Loan” means that line of credit from the Lender to the Borrower in the amount not to exceed $2,350,000.00 and pursuant to the terms and conditions provided for in this Agreement and the Second Supplement to the Agreement.

“Revolving Line of Credit Note” means that certain promissory note of even date herewith executed and delivered to the Lender by the Borrower in the amount of $2,350,000.00 and pursuant to the terms and conditions provided for in this Agreement and the Second Supplement to this Agreement.

“Revolving Line of Credit Loan Maturity Date” means the maturity date set forth in the Second Supplement to this Agreement.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.

“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Subordinated Debt” means all Debt that is subject to a subordination agreement acceptable to the Lender in its sole discretion.

“Supplement” has the meaning set forth in Section 2.01 of this Agreement.

“Tangible Net Worth” means the excess of total assets over total liabilities except Subordinated Debt, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or

Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Effective Date; (vi) any write down in the book value of any asset resulting from purchase accounting adjustments required by GAAP; (vii) amortized start-up costs; and (viii) any items not included in clauses (i) through (vii) above which are treated as intangibles in conformity with generally accepted accounting principles.

“Term Loan” means any amortizing loan with a maturity of greater than one year provided by the Lender to the Borrower pursuant to the terms and conditions of this Agreement and the First Supplement to this Agreement.

“Term Note” means that certain promissory note of even date herewith executed and delivered to the Lender by the Borrower in the amount of $23,610,731.50 and pursuant to the terms and conditions provided for in this Agreement and the First Supplement to this Agreement.

“Working Capital” means the current assets of the Borrower (excluding the Debt Service Reserve Amount and cash), less the current liabilities of the Borrower (excluding the Current Portion of Long Term Debt) as determined in accordance with GAAP.

“Working Capital Ratio” means the ratio of current assets of the Borrower to current liabilities of the Borrower, excluding Current Portion of Long Term Debt and the Acquisition Advance from current liabilities.

Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated. Unless otherwise stated herein, accounting matters shall be determined solely with respect to the Borrower and not as consolidated with any other party.

Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. Supplements. In the event the Borrower desires to borrow from Lender and Lender is willing to lend to the Borrower, or in the event Lender and Borrower desire to consolidate any existing loans hereunder, the parties, Lender and Borrower, will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated

from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth Lender’s commitment to make a Loan to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Supplement will also be accompanied by a Note of the Borrower setting forth the Borrower’s obligation to make payments of interest on the unpaid principal balance of the Loan(s), and fees and premiums, if any, and to repay the principal balance of the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Note and the Supplement relating to that Loan.

Section 2.02. Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender as of the Effective Date an amount not to exceed $23,610,731.50 for the purpose of the Acquisition. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the First Supplement to this Agreement.

Section 2.03. Revolving Line of Credit Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender, as of the Effective Date and from time to time thereafter, on a revolving basis an amount not to exceed $2,350,000.00. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Second Supplement to this Agreement. Pursuant to the terms and conditions in this Agreement, the Lender may extend additional Revolving Loans to the Borrower. Any such future Revolving Loans shall be provided by Lender pursuant to the terms and conditions of a future term Revolving Loan Supplement.

Section 2.04. Reserved.

Section 2.05 Default Interest. In addition to the rights and remedies set forth in this Agreement and notwithstanding any Note: (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at the Default Rate; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at the Default Rate; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

Section 2.06. Late Charge. If any payment of principal or interest due under the Supplements or the Notes is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.07. Prepayment of Loans. The Borrower may, at anytime and from time to time, upon 60 days advance written notice to the Lender, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium but subject to Sections 2.13 and 7.04 of this Agreement. Any prepayment does not otherwise affect Borrower’s obligation to pay any fees due under this Agreement nor the amount of any installments due under the Loans.

Section 2.08. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.09. Payments and Computations.

(a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b) Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d) Proceeds of Collateral. Except to the extent otherwise expressly provided in the Second Supplement to the Master Loan Agreement of even date with this Agreement, all proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.10. Maximum Amount Limitation. Anything in this Agreement, any Supplement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Supplement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.10 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.10 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.11. Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

Section 2.12. Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any Deposit Accounts controlled by Lender or from the Debt Service Reserve Account maintained with the Lender, at the Lender’s sole discretion.

Section 2.13. Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR Rate Loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR Rate Loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.

Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.13 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

Section 2.14. Debt Service Reserve Account. Borrower shall fund and maintain a debt service reserve in the Debt Service Reserve Account, in an amount equal to twelve (12) monthly payments of principal and interest on the Term Loan as determined from time to time by the Lender (the “Debt Service Reserve Amount”). Beginning with the first fiscal year end after the Effective Date, and at each fiscal year end thereafter, until such time as the balance in the Debt Service Reserve Account is equal to or greater than the Debt Service Reserve Amount, one hundred percent (100%) of Excess Cash Flow shall be deposited in the Debt Service Reserve Account by Borrower within 120 days of each fiscal year end. The balance held in the Debt Service Reserve Account shall earn interest at the rate determined by the Lender from time to time.

If at any time after the Debt Service Reserve Amount has been fully funded by the Borrower the balance in the Debt Service Reserve Account is less than sixty-seven percent (67.0%) of the applicable Debt Service Reserve Amount, the Borrower shall, within sixty (60) days after receipt of notice from the Lender as provided herein, deposit in the Debt Service Reserve Account an amount sufficient to restore the balance in the Debt Service Reserve Account to an amount not less than the Debt Service Reserve Amount; provided, however, Borrower shall not be required to make a deposit in the Debt Service Reserve Account to the extent that such a deposit would exceed one hundred percent (100%) of Excess Cash Flow, calculated based upon unaudited monthly financial statements required by Section 5.01(c)(ii) of this Agreement for the month ending immediately prior to receipt of notice from the Lender. In the event that Borrower is not required to fully restore the balance in the Debt Service Reserve Account pursuant to the foregoing sentence, Borrower shall at the earliest possible date thereafter, to the extent of Excess Cash Flow determined on unaudited monthly financial statements required by Section 5.01(c)(ii) of this Agreement or audited financial statements required by Section 5.01(c)(i) of this Agreement, as applicable, deposit in the Debt Service Reserve Account such additional amounts as will restore the balance in the Debt Service Reserve Account to an amount not less than the Debt Service Reserve Amount.

As and when any of the Loan Obligations are past due, after any applicable grace periods have expired, under any Loan Document, Lender, in its sole discretion, may withdraw from the Debt Service Reserve Account the amount of the then past due Loan Obligations and apply such amounts to the payment of the past due Loan Obligations. Notwithstanding the foregoing sentence, if an Event of Default has occurred and is continuing under the Loan Documents, the Lender may, after any applicable grace periods have expired, withdraw amounts in the Debt Service Reserve Account, in its sole discretion, and apply such amounts to the payment of the Loan Obligations in such order and manner as Lender shall determine in its sole discretion. Withdrawals by the Lender of any amounts from the Debt Service Reserve Account to pay any Loan Obligations as provided in this Section 2.14 may be made without the requirement of any consent by or notice to the Borrower, provided that Lender shall provide to Borrower notice that such withdrawal was made within a reasonable time thereafter.

Borrower recognizes and acknowledges that its obligation to pay the Loan Obligations are absolute and unconditional and it is not dependent upon sufficient deposits in the Debt Service Reserve Account being available to make payment on any Loan Obligations, and nothing herein shall be construed to negate or modify the Borrower’s absolute and unconditional obligation to pay the Loan Obligations in accordance with the terms and conditions of this Agreement and the Loan Documents. Borrower shall execute and deliver to the Lender any and all deposit account control agreements the Lender may reasonably request in accordance with the terms and conditions of the Loan Documents, and take all actions and deliver all documents the Lender may reasonably request or require to perfect the Lender’s security interest in the Debt Service Reserve Account, in accordance with the terms and conditions of the Loan Documents.

Section 2.15. Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement, the Supplements and the Notes, beginning with the first fiscal year end after the Effective Date, and each fiscal year end thereafter until the Maturity Date, and provided that the Borrower is in compliance with Section 5.01(d) of this Agreement, and further provided that the Debt Service Reserve Account is funded as required by Section 2.14 of this Agreement, the Borrower shall remit to Lender on or before 120 days after the end of each fiscal year end of the Borrower, an amount equal to 50% of the Borrower’s Excess Cash Flow, calculated based upon audited fiscal year-end financial statements required by Section 5.01(c)(i) of this Agreement, (the “Excess Cash Flow Payment”). The Excess Cash Flow Payment shall be applied by the Lender to the reduction of the outstanding principal balance of the Term Loan.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Funding. The obligations of the Lender to make any Advance, are subject to the conditions precedent that the Lender shall have received the following, in form and substance satisfactory to the Lender:

(a) This Agreement, duly executed by the Borrower and the Lender;

(b) The Supplements, duly executed by the Borrower and the Lender;

(c) The Term Note and the Revolving Line of Credit Note duly executed by the Borrower;

(d) The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first lien basis the fee interest and/or leasehold interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);

(e) A Security Agreement duly executed by the Borrower and in a form as provided by the Lender by which security agreement the Lender is granted a security interest by the Borrower in the Collateral;

(f) The Guaranties duly executed by the Guarantor;

(g) Copies of all Material Contracts between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements, marketing agreements, and corn delivery agreements;

(h) Assignments of the Material Contracts between Borrower and third parties, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;

(i) An environmental indemnity agreement duly executed by the Borrower, in form and substance acceptable to the Lender;

(j) Financing Statements in form and content satisfactory to the Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement;

(k) Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(l) Evidence that all other actions necessary or, in the opinion of the Lender, desirable to enable the Lender to perfect and protect the Security Interests created or contemplated by the Loan Documents have been taken;

(m) An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying a biodiesel production facility as a permitted use for all of the parcels included in the Real Property; and (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2) and (iv) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

(n) Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in Subsection 3.01(m) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(o) Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;

(p) Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(q) A certificate of the secretary of the Borrower together with true and correct copies of the following: (i) the Articles of Organization of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its organization and dated within 30 days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Managers of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;

(r) Legal opinions by legal counsel for the Borrower, in form and substance acceptable to the Lender;

(s) Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;

(t) The results of the Lender’s inspection of the Collateral, with any such inspection at the Lender’s expense;

(u) Satisfactory review by the Lender of any pending litigation relating to the Borrower;

(v) A Phase I Environmental Assessment in form and substance reasonably acceptable to the Lender;

(w) A schedule, certified by Borrower as accurate and complete, setting forth: (i) the material licenses, permits and consents required by applicable federal, state, and local governmental entities required for the operation of the Plant; and (ii) that all such permits have been obtained;

(x) A commodity account control agreement for all commodity accounts kept and maintained by the Borrower, in form and substance acceptable to Lender;

(y) A deposit account control agreement for all Deposit Accounts, including but limited to the Debt Service Reserve Account, kept and maintained by the Borrower;

(z) Evidence that the insurance, in form and substance acceptable to the Lender, required by the Loan Documents has been obtained by the Borrower;

(aa) An assignment of the Borrower’s business interruption insurance policy, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to its business interruption insurance policy, and which assignment shall have been consented to and certified in writing by the other party(ies) to the insurance policy;

(bb) A copy of the executed Acquisition Agreement and all applicable transfer documents, including but not limited to the deed, bill of sale, and assignments of material contracts and licenses in form and substance satisfactory to the Lender;

(cc) Evidence, as certified to Lender, that all conditions precedent to the consummation of the Acquisition will have been satisfied or duly waived, and the Acquisition will have been consummated substantially in accordance with the Acquisition Agreement (which shall not be amended without the consent of Lender);

(dd) An intercreditor and subordination agreement between the Lender and any holder of Subordinated Debt as to the priority of the Lender’s Security Interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as requested by the Lender in form and substance acceptable to the Lender in its sole discretion;

(ee) All cash that was acquired through the Acquisition Documents and was previously reserved for debt service by Central Iowa Energy, LLC, shall have been deposited in the Debt Service Reserve Account;

(ff) A copy of an executed legal opinion by counsel for Central Iowa Energy, LLC addressed to the Lender and the Borrower, in form and substance satisfactory to the Lender and the Borrower.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Borrower. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Iowa and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations. The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those transactions set forth on Schedule 4.01(a);

(b) The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower the failure to comply with which may have a Material Adverse Effect and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its properties;

(c) Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its property may be bound or affected, is necessary in connection with the acquisition and operation of the Plant, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder and except as such that are not materially required for the operation of the Plant;

(d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;

(e) Financial Condition and Operations. The balance sheet of the Borrower, as of December 31, 2009 and, with respect to the period ended December 31, 2009 the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date, and the results of the operations of the Borrower for the period ended on such dates and since December 31, 2009 there has been no material adverse change in such condition or operations;

(f) Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower. As of the Effective Date, there are no outstanding judgments against the Borrower;

(g) Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out its overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h) Liens. Except as created by the Loan Documents and Permitted Liens, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a);

(i) Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefore;

(j) Solvency. As of and from and after the Effective Date, the Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(k) Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k) for the Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(k), no Person other than the Borrower and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower;

(l) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(l). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(l) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(l);

(m) Title to Properties. The Borrower has (or upon closing of the Acquisition, will have) such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of the Borrower previously delivered to Lender, except those which have been disposed of by the Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder;

(n) Disclosure. All factual information furnished by or on behalf of the Borrower or its subsidiaries in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(o) Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess would not have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that would not have such a Material Adverse Effect;

(p) Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted and will own or obtain the legal right to use all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except for those the failure to own or have such legal right to use would not have a Material Adverse Effect. As of the Effective Date, set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(p), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not have a Material Adverse Effect;

(q) Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower;

(r) Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(s) Compliance with Laws. The Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect on the Borrower. Neither Borrower, nor any actual or beneficial owner of Borrower, nor any intended recipient of the Loans appear on the Specially Designed Nationals and Blocked Persons List (the “SDN List”) as published by the Department of the Treasury of the United States, Office of Foreign Assets Control. Borrower will provide such evidence that the parties in the foregoing sentence are not identified on the SDN List upon the reasonable request of Lender;

(t) Environmental Compliance. Borrower, except as set forth in Schedule 4.01(t), is in material compliance with all applicable Environmental Laws; and

(u) Material Change. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by Lender.

ARTICLE V.

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall, unless the Lender shall otherwise consent in advance in writing:

(a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

(b) Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or its representatives, to, at Lender’s expense, (i) examine and make copies of and abstracts from the records and books of account of the Borrower, and (ii) enter onto the property of the Borrower to conduct unannounced field examinations and collateral inspections, with such frequency as Lender in its sole reasonable discretion may deem appropriate, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower;

(c) Reporting Requirements. Furnish to the Lender:

(i) As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual financial statements of the Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by the Borrower and acceptable to Lender; (ii) be accompanied by a report of such accountants containing an certified opinion, without qualification, thereon reasonably acceptable to Lender; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partner’s equity, a statement of cash flows, and all notes and schedules relating thereto and any management letter.

(ii) Beginning with the first (1st) month following the Effective Date, as soon as available but in no event later than 45 days after the end of each month, unaudited monthly financial statements of the Borrower, in each case prepared in accordance with GAAP in all material respects consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such month and year-to-date, delivered to Lender under Subsection 5.01(c)(vi) below, and (ii) include a balance sheet, a statement of income for such month and for the period year-to-date, and such other monthly statements as Lender may specifically request which monthly statements shall include any and all supplements thereto.

(iii) Beginning with the first fiscal quarter following the Effective Date, and quarterly thereafter, the Borrower shall provide a Compliance Certificate, certified by an authorized officer of the Borrower, which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), and 5.01(g);

(iv) promptly upon the Lender’s request therefor, copies of all reports and notices which the Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any its subsidiary receives from the Pension Benefit Guaranty Corporation;

(v) notwithstanding the foregoing Section 5.01(c)(iv), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any of its subsidiaries, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;

(vi) by November 1 of each fiscal year of the Borrower, an annual (with monthly break out) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(vii) as soon as available but in any event not more than 45 days after the end of each month, production reports for the immediately preceding calendar month setting forth inputs, biodiesel output, glycerin output, other byproduct output, and natural gas usage, together with such additional production information as requested by Lender;

(viii) promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(ix) promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(x) promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;

(xi) promptly after transmittal or filing thereof by the Borrower, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower, copies of all management letters or similar documents submitted to the Borrower by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower or of the Borrower and any of its subsidiaries.

(xii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its respective subsidiaries as the Lender may from time to time reasonably request;

(xiii) promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its subsidiaries which, if determined adversely, could have a Material Adverse Effect on any of the Borrower or its subsidiaries;

(xiv) without limiting the provisions of Section 5.01(c)(xiii) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower or any of its subsidiaries to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

(xv) promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its subsidiaries from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by the Borrower or any of its subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on any of the Borrower or its subsidiaries;

(xvi) promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on the Borrower or its subsidiaries.

(d) Working Capital Ratio. Achieve and maintain a Working Capital Ratio of at least 1.00 to 1.00 for the first year after the Effective Date and at all times thereafter achieve and maintain a Working Capital Ratio of at least 1.15 to 1.00. Working Capital Ratio shall be measured each fiscal quarter beginning with the fiscal quarter six months after the Effective Date.

(e) Tangible Net Worth. Beginning with fiscal year end December 31, 2010, and at each fiscal year end thereafter, Borrower’s Tangible Net Worth shall not be less than $7,200,000.00.

(f) Reserved.

(g) Fixed Charge Coverage Ratio. Beginning eighteen (18) months after the Effective Date achieve a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the immediately preceding 12 month period, and at each fiscal year end thereafter, achieve and maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00.

(h) Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement or except as described in Schedule 5.02(a) and Permitted Liens;

(i) Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each and all in form and substance reasonably acceptable to the Lender, except as otherwise agreed to by the Lender: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral;

(j) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the

Borrower operates, and make such increases in the type of amount or coverage as Lender may reasonably request, provided that in any event the Borrower will maintain and cause each of its subsidiaries to maintain workers’ compensation insurance, property insurance and commercial general liability insurance reasonably satisfactory to the Lender. The Borrower shall maintain, at a minimum, directors and officers liability insurance, commercial liability insurance, business interruption insurance, and general commercial property insurance. All such policies insuring any collateral for the Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance reasonably acceptable to Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement in all material respects;

(k) Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, the Borrower will furnish to Lender a report on the condition of the Borrower’s and any of its subsidiaries’ property prepared by a professional engineer satisfactory to Lender;

(l) Keeping Books and Records. Maintain and cause each of its subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities;

(m) Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use commercially reasonable efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the generally accepted accounting principles. Upon the Lender’s request made, the Borrower agrees to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower agrees to provide the

Lender with the names of Persons who supply the Borrower with such farm products and such other information as the Lender may reasonably request with respect to such Persons;

(n) Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to Borrower any such receipt so held by the Lender upon Borrower’s request in connection with such sale or other disposition of the underlying inventory, if such disposition is in ordinary course of Borrower’s business;

(o) Management of Borrower. The President, Vice President, and Treasurer / Secretary of the Borrower shall be maintained as set forth on Schedule 5.01(o) hereto, unless otherwise approved in Lender’s reasonable discretion;

(p) Compliance with Other Agreements. Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts;

(q) Deposit Accounts. Borrower shall maintain all of its Deposit Accounts with First National Bank, Ames, Iowa at all times during the term of this Agreement; and

(r) Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

(s) Maintenance of Existence. Preserve, renew and keep in full force and effect its limited liability company existence in the State of Iowa and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(t) Industrial Rail Track Agreement. Deliver to the Lender a duly executed collateral assignment in favor of the Lender of that certain Industrial Track Agreement in a form acceptable to the Lender in its sole discretion within thirty (30) days of the Effective Date and make commercially reasonable efforts to obtain the written consent of Iowa Interstate Railroad, Ltd to such assignment in a form acceptable to the Lender in its sole discretion.

(u) Control Agreements. Provide written notice to the Lender within ten (10) days of establishing any and all securities, commodities and deposit accounts of the Borrower and deliver duly executed control agreements in a form acceptable to the Lender in its sole discretion for such accounts within forty-five (45) days after written request by the Lender.

(v) Material Contracts. Provide written notice to the Lender within ten (10) days of execution of any and all Material Contracts and deliver duly executed collateral assignments of such Material Contracts to the Lender in a form acceptable to the Lender in its sole discretion within thirty (30) days after the date of execution. The Borrower agrees to make commercially reasonable efforts to obtain the written consent of the other parties to the Material Contracts in a form acceptable to the Lender in its sole discretion.

Section 5.02. Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:

(a) Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than “Permitted Liens”:

(i) those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii) liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole discretion; or

(iii) the liens or security interests of the Lender in the Security Agreement, Mortgage or otherwise; or

(iv) liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v) liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles; or

(vi) liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vii) any attachment or judgment lien not constituting an Event of Default; or

(viii) liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or

(xi) liens for purchase money security interest in equipment and vehicles or any other property acquired or held in the ordinary course of business not to exceed an aggregate amount of $500,000.00 per year or $200,000.00 for a single purchase.

(b) Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may: (i) declare and pay dividends or distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) make cash distributions to REG in an amount not to exceed, in the aggregate, 35% of the Borrower’s Net Income for the immediately preceding fiscal year (paragraphs (i), (ii) and (iii) collectively, “Allowed Distributions”); (iv) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); (v) complete the transactions reflected on Schedule 4.01(a); (vi) after fully funding or replenishing, as applicable, the Debt Service Reserve Account as required by Section 2.14; and after payment of the Excess Cash Flow Payment required by Section 2.15, if any, and provided that all loan covenants are met on a post distribution basis, pay amounts not to exceed 50% of Borrower’s Excess Cash Flow to REG (“Excess Distributions”), provided, however, that no Excess Distributions shall be made until the Lender has received principal payments on the Term Loan, and further provided that immediately prior to the proposed payment of any dividends or distributions permitted by this Section 5.02(b), and after giving effect thereto, no Event of Default shall exist; or

(c) Capital Expenditures. Make any investment in fixed assets in an aggregate amount greater than $500,000.00 during any fiscal year during the term of this Agreement; or

(d) Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower or any of its subsidiaries; or

(e) Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, without the prior written consent of the Lender, except: (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business; (iii) any Subordinated Debt held by REG; (iv) debt to which the Lender has consented in writing and with regard to which Lender has received, if it deems appropriate, a duly executed subordination agreement in form and substance acceptable to the Lender in its sole discretion; (v) the liabilities of the Borrower described on Schedule 5.02(a), (vi) contracts or agreements other than Material Contracts arising in the ordinary course of the Borrower’s business; or (vii) Debt under a Hedging Agreement; or

(f) Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender; or

(g) Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or

(h) Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Lender in its sole discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall reasonably require; or

(i) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed;

(j) Lines of Business. Engage in any line or lines of business activity other than the production of biodiesel and related by products;

(k) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of the Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), which such schedule may be updated from time to time as agreed to by Borrower and Lender, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to the Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of an Event of Default;

(l) Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any person, except (a) legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its subsidiaries for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such subsidiary’s business or (b) management fees pursuant to any written agreement between Borrower and an Affiliate that have been disclosed to Lender pursuant to Schedule 5.02(l) of this Agreement and to which Lender has consented; or

(m) Amendments to Organizational Documents. Amend its operating agreement, management agreement or any other organizational documents in any material respect without the prior written consent of the Lender.

(n) Leases and Joint Ventures. Enter into any lease or leases affecting the Real Property or any joint venture without obtaining the prior written consent of the Lender.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default. Each of the following events shall be an “Event of Default”:

(a) The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement when due and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender; provided, however, in the event the Borrower has failed to make payments as required by the Loan Documents and the Lender has sent a notice to Borrower as provided in this Section two or more times within the six month period preceding the applicable due date, the Lender shall not be obligated to provide any additional notices to the Borrower under this Section; or

(b) Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), or (g) or take any action as prohibited by Section 5.02; or

(d) The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within 5 days of the date due; or

(e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(f) The Borrower shall fail to pay any indebtedness in an amount in excess of $200,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(h) Any one or more judgment(s) or order(s) for the payment of money in excess of $200,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or

(j) The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k) The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or

(l) The Borrower shall dissolve, merge, consolidate with other Persons, or suspend or discontinue doing business; or

(m) Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in, or could reasonably be expected to have, a Material Adverse Effect on the Borrower, any subsidiary or any guarantor of the Borrower’s obligations hereunder; or

(n) Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or the Guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with Lender (including any loan agreement or security agreement); or

(o) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its subsidiaries, if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect on the Borrower or (ii) any regulatory or Governmental Authority replaces the management of the Borrower or any of its subsidiaries or assumes control over the Borrower or such subsidiary; or

(p) The Borrower should breach or be in default under a Material Contract in any material respect, including any material breach or default, or any termination shall have occurred, or any other event which would permit any party other than the Borrower to cause a termination, or any

Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date; or

(q) The Borrower should terminate, change, amend or restate, without the Lender’s prior consent any Material Contract.

Section 6.02. Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Lender:

(a) may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) may withhold any one or more Advances in its discretion, and terminate the Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Lender will cure any default of the Borrower, unless the Lender agrees otherwise in writing;

(c) may, by written notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by any of the Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d) may exercise all other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.

Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	REG Newton, LLC
c/o Renewable Energy Group, Inc.
416 S. Bell Ave., P.O. Box 888
Ames, Iowa 50010
Attn: President

With a copy to:	Wilcox, Polking, Gerken,
Schwarzkopf & Copeland, P.C.
115 E. Lincolnway, Suite 200
Jefferson, Iowa 50129-2149
Attn: John Gerken

If to the Lender:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Attn: Mark Schmidt

With copies to:	Gray Plant Mooty Mooty & Bennett, P.A.
1010 West St. Germain
Suite 600
St. Cloud, MN 56301
Attn: George Meinz

All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04. Costs, Expenses and Taxes.

(a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the financing statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b) If, due to payments made by the Borrower pursuant to Section 2.10 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

Section 7.05. Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 7.06. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.07. Binding Effect; Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lender. Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.

(b) Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 7.08. Consent to Jurisdiction.

(a) The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state court or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 7.09. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.

Section 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

Section 7.12. Reserved.

Section 7.13. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.14. Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

Section 7.15 Sale of Real Estate. To the extent not completed prior to the Effective Date, the Lender agrees that upon execution of this Agreement by the parties hereto, the Lender shall consent to the sale to Iowa Regional Utilities d/b/a Central Iowa Water Association (the “Association”) by Central Iowa Energy, LLC (“CIE”), of the real estate described in that certain Offer to Buy Real Estate and Acceptance between CIE and the Association as approved by CIE’s Board of Directors on September 16, 2009.

{SIGNATURE PAGE TO FOLLOW}

SIGNATURE PAGE FOR

MASTER LOAN AGREEMENT

BY AND BETWEEN

REG NEWTON, LLC.

AND

AGSTAR FINANCIAL SERVICES, PCA

DATED: March 8, 2010

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS MASTER LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER:

REG NEWTON, LLC
An Iowa limited liability company

/s/ Daniel J. Oh
By: Daniel J. Oh
Its: President

LENDER:
AGSTAR FINANCIAL SERVICES, PCA,

/s/ Mark Schmidt
By: Mark Schmidt
Its: Vice President